   As filed with the Securities and Exchange Commission on January 5, 1998
                                                        Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           -------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                           -------------------------
                            ALBERTO-CULVER COMPANY
            (Exact name of registrant as specified in its charter)


                       Delaware                               36-2257936
             (State or other jurisdiction of                (I.R.S. Employer
             incorporation or organization)                Identification No.)

                             2525 Armitage Avenue
                         Melrose Park, Illinois 60160
                                (708) 450-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Gary P. Schmidt                               COPY TO:
       Vice President and General Counsel            Willard G. Fraumann, P.C.
       Alberto-Culver Company                        Kirkland & Ellis
       2525 Armitage Avenue                          200 East Randolph Drive
       Melrose Park, IL 60160                        Chicago, IL 60601

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Selling Stockholders in light of market conditions.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ----------------------

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF        AMOUNT  TO BE       OFFERING PRICE         AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED            PER SHARE         OFFERING PRICE   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.22
par value per share               174,947 shares         $27.54 (1)          $4,818,041 (1)       $1,461
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices per share of the Company's Common Stock on the New York Stock Exchange as reported in the consolidated reporting system on December 29, 1997.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be resold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

==============================================================================

                            SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 5, 1998

PROSPECTUS
                                174,947 Shares
                            ALBERTO-CULVER COMPANY
                             Class A Common Stock
                             ____________________
     The shares offered hereby are 174,947 issued and outstanding shares (the "Shares") of Class A Common Stock, par value $.22 per share (the "Common Stock"), of Alberto-Culver Company, a Delaware corporation (the "Company"), which are owned by stockholders (collectively, the "Selling Stockholders"), and which will be sold from time to time by the Selling Stockholders for their respective accounts.

     The Company has been advised that the Selling Stockholders intend to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the New York Stock Exchange ("NYSE") at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with the Selling Stockholders. The Selling Stockholders may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares sold. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Plan of Distribution."

     The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus (and any Prospectus Supplement) and the Registration Statement under which it is filed and all other costs in connection with the sale of the Shares except for the costs and expenses of the Selling Shareholders' counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Shares. The expenses so payable by the Company are estimated to aggregate approximately $24,000.

                              ____________________
     The Common Stock is listed on the NYSE under the symbol "ACVA". On December 31, 1997, the closing sale price of the Common Stock on the NYSE was $27.00 per share.

                              ____________________
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                              ____________________
     No person is authorized to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the Shares offered by this Prospectus in any jurisdiction where, or from any person to whom, it is unlawful to make such offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the Shares offered pursuant to this Prospectus shall create an implication that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the dates hereof or thereof.

               The date of this Prospectus is January __, 1998.

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares being offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and exhibits thereto. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such material may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy and other information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

     1. Annual Report on Form 10-K for the fiscal year ended September 30,
1997;

     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended September 30, 1997;

     3. The description of Class A Common Stock contained in the Company's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the sale of the Shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to the attention of the Secretary of the Company at the Company's principal executive offices, which are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160, telephone (708) 450-3000.

                                 THE COMPANY

     The Company, incorporated in 1961 under the laws of the State of Delaware, has its principal executive offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160, telephone (708) 450-3000. The principal business of the Company and its subsidiaries is developing, manufacturing, distributing and marketing health and beauty care products and food and household products.


                             SELLING STOCKHOLDERS

     The Company delivered the Shares to the Selling Stockholders in exchange for the Selling Stockholders' shares of Service Beauty Supply Inc. ("Service") pursuant to an Agreement and Plan of Merger dated as of November 21, 1997 (the "Merger Agreement"), by and among Service, AC Acquiring Co., a wholly-owned subsidiary of the Company, the Company, the Selling Stockholders and certain other persons. Pursuant to the Merger Agreement, Service merged with and into AC Acquiring Co., with AC Acquiring Co. being the survivor.

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 31, 1997 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 174,947 Shares offered hereby are issued and outstanding as of the date of this Prospectus. The Selling Shareholders may sell all or a portion of the Shares at any time and from time to time after the date hereof in accordance with the terms of the Merger Agreement and a Stock Transfer Agreement dated as of November 21, 1997 by and among the Company and the Selling Stockholders. Because such agreements may under certain circumstances limit the number of Shares each individual Selling Stockholder may sell, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship or held any position or office with the Company or any of its predecessors or affiliates.


                               SHARES BENEFICIALLY        SHARES WHICH MAY
                                   OWNED PRIOR          BE OFFERED FOR THE
SELLING STOCKHOLDER              TO THE OFFERING    SELLING STOCKHOLDER'S ACCOUNT
-------------------            -------------------  -----------------------------
George D. Ord Residuary Trust              53,751             53,751
Dale E. St. Myers Trust......              50,394             50,394
James Meyers.................              26,900             26,900
Virginia L. Wood.............              20,175             20,175
James D. Greendyke, Jr.......              12,434             12,434
Dennis L. Ord................              10,672             10,672
Carolyn J. Kinney............                 207                207
George D. Ord, Jr............                 207                207
Annabeth St. Myers...........                 207                207

                             PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Stockholders intend to sell the Shares by means of one or more block trades or in one or more ordinary brokerage transactions on the NYSE at market prices prevailing at the time of such sale (subject to customary or negotiated brokerage commissions) using such broker-dealers as may enter into arrangements with the Selling Stockholders. The Selling Stockholders will pay any such brokerage commissions applicable to such transactions. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Company is registering the Shares in connection with an Agreement Regarding Common Stock dated as of November 21, 1997 by and among the Company and the Selling Stockholders, pursuant to which the Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act and to bear the expenses of registration of the Shares and all other costs in connection with the sale of the Shares, except for the costs and expenses of the Selling Stockholders' counsel, brokerage commissions and charges, all income taxes and all stock transfer taxes due or payable in connection with the registration and sale of the Shares. The expenses so payable by the Company are estimated to be approximately $24,000.


                                 LEGAL MATTERS

     The validity of the Shares being offered hereby will be passed upon for the Company by Gary P. Schmidt, Esq., General Counsel of the Company. Mr. Schmidt owns options to purchase 10,000 shares of Common Stock, of which no such options are currently exercisable.

                                   EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997 and the financial statement schedule for the three-year period ended September 30, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses of the issuance and distribution of the securities being registered, all of which are being paid by the registrant:


Securities and Exchange Commission Registration Fee ..................  $ 1,461
Accounting Fees and Expenses .........................................    1,500
Legal Fees and Expenses ..............................................   20,000
Miscellaneous Expenses ...............................................      939
                                                                        -------

               Total..................................................  $24,000
                                                                        =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16.  EXHIBITS.

     The exhibits to this Registration Statement are listed in the Exhibit index hereto, which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on December 19, 1997.

                                      ALBERTO-CULVER COMPANY


                                      By: /s/ Howard B. Bernick
                                          -------------------------------------
                                          Howard B. Bernick
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                  Title                                          Date
---------                  -----                                          ----
/s/ Leonard H. Lavin       Chairman of the Board                          December 22, 1997
--------------------       and Director
Leonard H. Lavin

/s/ Howard B. Bernick      President, Chief Executive                     December 19, 1997
---------------------      Officer and Director
Howard B. Bernick          (Principal Executive Officer)

/s/Bernice E. Lavin        Vice Chairman, Secretary,                      December 22, 1997
-------------------        Treasurer and Director
Bernice E. Lavin

/s/ Carol L. Bernick       Executive Vice President,                      December 19, 1997
--------------------       Assistant Secretary and Director
Carol L. Bernick

/s/ William J. Cernugel    Senior Vice President -                        December 19, 1997
-----------------------    Finance and Controller
William J. Cernugel        (Principal Financial Officer & Controller)

/s/ A. Robert Abboud       Director                                       December 22, 1997
--------------------
A. Robert Abboud

/s/ A. G. Atwater, Jr.     Director                                       December 22, 1997
----------------------
A. G. Atwater, Jr.

/s/ Robert P. Gwinn        Director                                       December 22, 1997
-------------------
Robert P. Gwinn

/s/ Leander W. Jennings    Director                                       December 22, 1997
-----------------------
Leander W. Jennings


-----------------------    Director                                       December __, 1997
Allan B. Muchin


-----------------------    Director                                       December __, 1997
Robert H. Rock

/s/ Dr. Harold M. Visotsky Director                                       December 20, 1997
-----------------------
Dr. Harold M. Visotsky


-----------------------    Director                                       December __, 1997
William W. Wirtz

Exhibit
Number                        Description of Exhibit
------                        ----------------------
4.1      Restated Certificate of Incorporation of the Company
         (incorporated by reference to the Company's Annual Report on
         Form 10-K for the fiscal year ended September 30, 1988, File No.
         1-5050).

4.2      Certificate of Amendment to Restated Certificate of
         Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended
         December 31, 1989, File No. 1-5050).

4.3      Certificate of Amendment to Restated Certificate of
         Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1997, File No. 1-5050).

4.4      Bylaws of the Company, as amended and in effect as of January
         17, 1990 (incorporated by reference to the Company's Quarterly
         Report on Form 10-Q for the quarter ended December 31, 1989,
         File No. 1-5050).

5.1      Opinion of Gary P. Schmidt, Esq., General Counsel of the Company.

23.1     Consent of Gary P. Schmidt, Esq. (included in Exhibit 5.1).

23.2     Consent of KPMG Peat Marwick LLP.